SEIDEN WAYNE LLC ATTORNEYS AT LAW	HERON TOWER 70 EAST 55TH STREET NEW YORK, NEW YORK 10022 (212) 446-5000 TELECOPIER (212) 446-5055

TWO PENN PLAZA EAST NEWARK, NEW JERSEY 07105-2249 (973) 491-3600 TELECOPIER (973) 491-3555 http://www.stjohnlaw.com	1500 MARKET STREET 12TH FLOOR, EAST TOWER PHILADELPHIA, PENNSYLVANIA 19102 (215) 665-5644 TELECOPIER (215) 569-8228
SIBLEY TOWER, SUITE 1172 25 FRANKLIN STREET ROCHESTER, NEW YORK 14604-1009 (585) 232-4560 TELECOPIER (585) 232-4606

October 1, 2007

Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120
Palatine, Illinois 60067

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about October 1, 2007 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 335,250,449 shares of your common stock (the “Shares”) and up to 28,848,950 shares of your common stock (the “Warrant Shares”) issuable upon the exercise of warrants (“Warrants”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and the Warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable and the Warrant Shares when issued in accordance with the terms of the Warrant and your Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraphs.

Very truly yours,

/s/ Seiden Wayne LLC
SEIDEN WAYNE LLC